PennRock Financial Services Corp. Announces
                     Closure of Mortgage Banking Subsidiary

For Immediate Release

Friday, October 3, 1997

Contact:  Melvin Pankuch, Chief Executive Officer
          PennRock Financial Services Corp. (PRFS)
          Blue Ball, PA
          (717) 354-4541

After negotiations with several prospective purchasers ended, PennRock Financial Services Corp., parent of Blue Ball National Bank, today announced that a decision was made to discontinue the operations of its mortgage banking subsidiary, Atlantic Regional Mortgage Corporation (ARMCO). ARMCO was organized in early 1996 as a subsidiary of Blue Ball National Bank and conducted business through a network of nine mortgage origination offices in six Mid-Atlantic states and the District of Columbia.

Melvin Pankuch, Chief Executive Officer of PennRock, said that "We started our mortgage banking business from scratch and grew it to the point that we were originating, on average, approximately $30 million in mortgage loans each month. We are quite proud of that effort, but the fact of the matter is that we fell short of the volume needed to cover our fixed costs. In view of the many players and highly competitive conditions which characterize this market, we simply could not be sure when we would achieve profitability and concluded that the prudent course of action was to terminate the operation at this time and focus our attention and resources exclusively on our core banking business."

ARMCO discontinued taking applications for mortgage loans effective September 30, 1997, and all applications currently outstanding will be processed through settlement. The process of concluding operations is expected to be completed by year-end.

PennRock took an after-tax charge of $790,000 or $.13 per share in the third quarter of 1997 to cover costs associated with the discontinuance of ARMCO which includes a provision for estimated operating losses during the phase-out period.

PennRock also announced that income from continuing operations for the third quarter of 1997 increased 46% from $2.1 million or $.34 per share in 1996 to $3.0 million or $.50 per share in 1997. Income from continuing operations for the first nine months of 1997 was $7.2 million or $1.19 per share, an increase of 26% over the income from continuing operations for the first nine months of 1996.

Even with the charge from discontinued operations discussed above, net income for the third quarter of 1997 was $1.9 million or $.31 per share compared with $1.8 million or $.29 per share for the third quarter of 1996, an increase of 5%. Net income for the first nine months of 1997 totaled $5.7 million or $.94 per share, an increase of 10% over the $5.1 million or $.85 per share earned for the first nine months of 1996.

PennRock is a bank holding company headquartered in Blue Ball, Pennsylvania. Blue Ball National Bank, a wholly owned subsidiary of PennRock, provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 13 offices located in south-central and southeastern Pennsylvania.